Exhibit 99.1
Press Release
FOR IMMEDIATE RELEASE

Contact:	Howard H. Nolan
Senior Executive Vice President
Chief Financial Officer
(631) 537-1001, ext. 7255

BRIDGE BANCORP, INC.
REPORTS THIRD QUARTER 2009 RESULTS
Growth in Loans and Core Deposits
Bridgehampton, NY — October 23, 2009 Bridge Bancorp, Inc. (NASDAQ:BDGE), the parent company of The Bridgehampton National Bank, today announced net income and earnings per share for the third quarter of 2009. Highlights for the quarter include:
•	Net income of $2.3 million or $.38 per share for the quarter ended September 30, 2009.
•	Returns on average assets and equity of 1.12% and 16.07%, respectively.
•	Net interest income grew to $8.8 million compared to $7.8 million in the 2008 period, with a net interest margin of 4.63%.
•	Average loan growth of 10%, with loans totaling $439.3 million, at September 30, 2009.
•	Deposits of $765.4 million, an increase of 14% compared to September 30, 2008 levels.
•	Strong liquidity with higher levels of securities and a loan to deposit ratio of 57%.
•	The launch of our Dividend Reinvestment Plan and declared quarterly dividend of $.23 per share.
•	Named one of thirty “All Star” banks in the country by Sandler O’Neill & Partners.
•	The private placement of $9 million in Convertible Trust Preferred Securities in October 2009.
“These results reflect the positive impact of successful business expansion offset, to a degree, by the effects of the ongoing recession. We experienced top line revenue growth fueled by growing deposits and expanding assets generating record levels of net interest income. However, net income remains essentially unchanged as the current economic environment necessitates higher credit costs along with the continued burden of increasing FDIC insurance premiums. The ability to grow our business, deliver strong returns and maintain a healthy dividend, despite the impact of the economy on our industry and customers, reflects the underlying vitality of our Company,” commented Kevin M. O’Connor, the President and CEO of Bridge Bancorp, Inc.
“Another milestone was our ability to strengthen our capital through the successful private placement of $9 million of Cumulative Convertible Trust Preferred Capital Securities issued by Bridge Statutory Capital Trust II (the “Trust”), a newly formed wholly owned subsidiary of the Company,” continued Mr. O’Connor.
Net Earnings and Returns
Net income for the quarter ended September 30, 2009 was $2.3 million or $.38 per share, compared to $2.4 million or $.39 per share, for the same period in 2008. The decrease in net income, despite substantial increases in net interest income, relates primarily to increased credit costs and costs associated with FDIC insurance. Net income was $6.6 million for the nine months ended September 30, 2009 and 2008, with diluted per share results of $1.07 and $1.08, respectively. The 2009 results include a charge of $1.3 million, including a special assessment for FDIC insurance premiums, compared to $0.2 million in 2008.
Net interest income growth during the quarter resulted from a 14.6% increase in average earning assets offset by a declining, but still strong interest margin. The impact of a higher concentration of lower yielding and lower risk securities narrowed the current quarter margin to 4.63% from last year’s margin of 4.71%. The $.9 million provision for loan losses increased significantly over the $550 thousand recorded in the same period last year, reflecting continued economic weakness and resulting in increased reserve coverage levels. Non interest income declined slightly due to lower transactional fees and declining title fee revenue. Operating expenses were higher due to costs related to new branch and technology initiatives and, as previously noted, the substantial increase in FDIC insurance premiums.
“Our stable and low cost core funding base provides liquidity to prudently manage risks. Lower funding costs allow us to judiciously lend in our local market and to supplement these lending initiatives with lower risk securities. This additional income partially offset our prudent additions to loan loss reserves and costs associated with our expansion and higher ongoing regulatory costs,” commented Mr. O’Connor.
Balance Sheet and Asset Quality
Total assets grew to $854.5 million at September 30, 2009, representing a 13% increase over the September 2008 level of $755.5 million. Net loan growth was approximately $24.3 million, while securities and other short term investments increased by $54.7 million. The velocity of loan growth slowed, as we continue to maintain conservative underwriting standards and limit credit extensions to our identified geographic footprint. We continue to retain all originated loans on our balance sheet.
Against a backdrop of continued national economic weakness and deterioration in local conditions, asset quality measures remain relatively strong and exceed peer levels. Non accrual assets of $6.0 million, while higher than the prior year and quarter, still represent only 1.4% of the total loan portfolio. This amount includes one relationship of $3.4 million identified as a Troubled Debt Restructuring. The loans to this borrower are current and have an approximate loan to value ratio of 65%. The provision for loan losses of $.9 million, net of charge-offs of $.4 million for the third quarter of 2009, increased the allowance for loan losses to $5.5 million. This represents a ratio of allowance to total loans of 1.25% at September 30, 2009 compared to  .88%, at September 30, 2008.
“The loan quality and related management of troubled and potentially troubled assets is management’s greatest priority today. We continually assess the impact of the economic landscape on customers and their businesses. We consider these factors as we assess underlying credits and determine provisions, charge-offs and, most importantly, strategies for minimizing credit risk and maximizing value for our shareholders. We understand there may be ongoing distress impacting commercial real estate and we remain mindful of this as we assess our financial results and corporate strategies,” commented Mr. O’Connor.
Deposits ended the quarter at $765.4 million, a 14% increase over September 30, 2008, as sales initiatives, and expanded branch network and a higher national savings rate contributed to core deposit growth. This growth continues to fund the expansion of interest earning assets while its low cost of funds contribute to a strong margin. Average demand deposits for the third quarter of 2009 were $220.1 million, representing 29.7% of total deposits.
Stockholders’ equity grew to $61.6 million at September 30, 2009, reflecting continued earnings growth, and a positive market valuation on our investment securities. The Bank and holding company ended the quarter above the regulatory thresholds required to be well-capitalized. “While our capital ratios exceed these levels there has been dialogue regarding changing the benchmarks. The Board, considering this along with potential growth opportunities, strengthened our capital position by issuing, during October, $9 million of Convertible Trust Preferred Securities, and is considering issuing additional Trust Preferred Securities up to an aggregate $15 million,” commented Mr. O’Connor.
Trust Preferred Securities
The Convertible Trust Preferred Securities have a liquidation value of $1,000 per share, and are entitled to receive an 8.50% distribution payable quarterly. For this issuance, each share of trust preferred securities is convertible into 32.26 shares of our common stock, an effective conversion price of $31 per share. The securities mature in 30 years but are callable by the Company at par, in five years. The quarterly distribution may be deferred for up to 5 years. The sale of the trust preferred securities have not and will not be registered under the Securities Act of 1933 and may not be sold in the United States, absent registration or an applicable exemption from registration.
“These securities provide additional capital helping support growth and providing strength for continued future expansion. They were purchased by existing shareholders, community members and members of the Board and management, reflecting the continued strong relationship between these constituents. As we embark on our 100th anniversary celebration, it is important to continue the partnerships established a century ago, as local stakeholders provide the support and capital to expand the mission of its community bank,” continued Mr. O’Connor.
Opportunities & Challenges
“As we enter the third year of financial turbulence, financial markets have stabilized; however, significant economic weaknesses still exist, including troubling levels of unemployment. We continue to actively monitor economic trends and the impact on our customers, while assessing future opportunities to strengthen and expand our organization. In April 2009, we opened the Shirley branch, and it currently has over $15 million in deposits and a growing loan pipeline. We eagerly anticipate the opening of our new branch in East Hampton Village in the fourth quarter of 2009. Additional branches in Deer Park and Center Moriches are planned for 2010.
“I am also pleased to report that we were once again named one of only thirty “All Star” banks in the country by Sandler O’Neill & Partners, a prominent investment firm specializing in the banking industry.
As we approach our 100th anniversary in these uncertain economic times, we remain committed to the sound business principles that have served this Company well: conservative underwriting of loans to local customers and businesses, prudent management of risks, core community based funding and strong financial results delivered to our shareholders,” concluded Mr. O’Connor.
About Bridge Bancorp, Inc.
Bridge Bancorp, Inc. is a bank holding company engaged in commercial banking and financial services through its wholly owned subsidiary, The Bridgehampton National Bank. Established in 1910, the Bank, with assets of approximately $850 million, and a primary market area of the North and South Forks of Eastern Long Island, extending westward into Suffolk County, operates 15 retail branch locations. Through this network and electronic delivery channels, the Bank provides deposit and loan products and financial services to local businesses, consumers and municipalities. Title insurance services are offered through the subsidiary, Bridge Abstract and investments through Bridge Investment Services.
The Bridgehampton National Bank has a rich tradition of involvement in the community by supporting programs and initiatives that promote local business, the environment, education, healthcare, social services and the arts.
Please see the attached tables for selected financial information.
This report may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Such forward-looking statements, in addition to historical information, which involve risk and uncertainties, are based on the beliefs, assumptions and expectations of management of the Company. Words such as “expects, “ “believes,” “should,” “plans,” “anticipates,” “will,” “potential,” “could,” “intend,” “may,” “outlook,” “predict,” “project,” “would,” “estimated,” “assumes,” “likely,” and variation of such similar expressions are intended to identify such forward-looking statements. Examples of forward-looking statements include, but are not limited to, possible or assumed estimates with respect to the financial condition, expected or anticipated revenue, and results of operations and business of the

Company, including earnings growth; revenue growth in retail banking lending and other areas; origination volume in the Company’s consumer, commercial and other lending businesses; current and future capital management programs; non-interest income levels, including fees from the title abstract subsidiary and banking services as well as product sales; tangible capital generation; market share; expense levels; and other business operations and strategies. For this presentation, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.
Factors that could cause future results to vary from current management expectations include, but are not limited to, changing economic conditions; legislative and regulatory changes, including increases in FDIC insurance rates; monetary and fiscal policies of the federal government; changes in tax policies; rates and regulations of federal, state and local tax authorities; changes in interest rates; deposit flows; the cost of funds; demands for loan products; demand for financial services; competition; changes in the quality and composition of the Bank’s loan and investment portfolios; changes in management’s business strategies; changes in accounting principles, policies or guidelines, changes in real estate values and other factors discussed elsewhere in this report, and in other reports filed by the Company with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this report, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

BRIDGE BANCORP, INC. AND SUBSIDIARY
Condensed Consolidated Statements of Condition (unaudited)
(In thousands)

	September 30,	December 31,	September 30,
	2009	2008	2008
ASSETS
Cash and Cash Equivalents	$36,732	$28,885	$19,837
Investment in Debt and Equity Securities, net:
Securities Available for Sale, at Fair Value	292,513	314,495	261,845
Securities Held to Maturity	62,534	43,444	38,540

Loans	439,317	429,683	413,193
Less: Allowance for Loan Losses	(5,485)	(3,953)	(3,634)

Loans, net	433,832	425,730	409,559

Premises and Equipment, net	20,568	18,377	18,322
Accrued Interest Receivable and Other Assets	8,367	8,128	7,349

Total Assets	$854,546	$839,059	$755,452

LIABILITIES AND STOCKHOLDERS’ EQUITY
Demand Deposits	$213,121	$181,213	$209,417
Savings, NOW and Money Market Deposits	391,853	344,860	347,404
Certificates of Deposit of $100,000 or more	85,101	78,165	77,474
Other Time Deposits	75,359	54,847	37,255

Total Deposits	765,434	659,085	671,550

Federal Funds Purchased and Repurchase Agreements	15,000	85,900	15,000
Federal Home Loan Bank advances	—	30,000	—
Other Liabilities and Accrued Expenses	12,489	7,935	15,628

Total Liabilities	792,923	782,920	702,178

Total Stockholders’ Equity	61,623	56,139	53,274

Total Liabilities and Stockholders’ Equity	$854,546	$839,059	$755,452

Selected Financial Data: Capital Ratios

Total Capital (to risk weighted assets)	11.8%	11.1%	11.6%
Tier 1 Capital (to risk weighted assets)	10.7%	10.3%	10.8%
Tier 1 Capital (to average assets)	7.0%	6.9%	7.4%

BRIDGE BANCORP, INC. AND SUBSIDIARY
Condensed Consolidated Statements of Income (unaudited)
(In thousands, except per share amounts)

	Three months ended		Nine months ended
	September 30,		September 30,
	2009	2008	2009	2008

Interest Income	$10,727	$10,075	$32,614	$28,827
Interest Expense	1,916	2,266	5,791	7,060

Net Interest Income	8,811	7,809	26,823	21,767
Provision for Loan Losses	900	550	3,200	1,075

Net Interest Income after Provision for Loan Losses	7,911	7,259	23,623	20,692

Other Non Interest Income	1,339	1,427	3,554	3,787
Title Fee Income	226	250	586	945
Net Securities Gains	—	—	529	—

Total Non Interest Income	1,565	1,677	4,669	4,732

Salaries and Benefits	3,614	3,265	10,714	9,404
FDIC Assessments	310	89	1,265	172
Other Non Interest Expense	2,140	2,047	6,624	6,097

Total Non Interest Expense	6,064	5,401	18,603	15,673

Income Before Income Taxes	3,412	3,535	9,689	9,751
Provision for Income Taxes	1,092	1,179	3,137	3,190

Net Income	$2,320	$2,356	$6,552	$6,561

Basic Earnings Per Share	$0.38	$0.39	$1.08	$1.08

Diluted Earnings Per Share	$0.38	$0.39	$1.07	$1.08

BRIDGE BANCORP, INC. AND SUBSIDIARY
Selected Financial Data

Return on Average Total Assets	1.12%	1.30%	1.08%	1.29%
Effect of FDIC Special Assessment	—	—	0.04%	—
Return on Average Total Assets excl. FDIC Special Assessment	1.12%	1.30%	1.12%	1.29%
Return on Average Stockholders’ Equity	16.07%	17.38%	15.64%	16.39%
Effect of FDIC Special Assessment	—	—	0.60%	—
Return on Average Stockholders’ Equity excl. FDIC Special Assessment	16.07%	17.38%	16.24%	16.39%
Net Interest Margin	4.63%	4.71%	4.80%	4.73%
Efficiency Ratio	56.89%	55.52%	58.43%	57.57%